SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Jishanye, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1992903
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

3F., No.10, Yuanxi 2nd Rd. Pingtung Agricultural Biotechnology Park, Changzi Township, Pingtung 908, Taiwan, Republic of China
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange of which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: 333-186689

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.0001

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Common Stock

Jishanye, Inc. is authorized to issue 100,000,000 shares of common stock, $0.0001 par value, of which 12,500,001 shares were issued and outstanding as of April 18, 2014. All of our outstanding shares of common stock are fully paid and nonassessable.

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted by stockholders. There is no cumulative voting with respect to the election of directors.

The holders of shares of common stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore, and, upon liquidation, are entitled to share pro rata in any distribution to holders of common stock. Holders of our common stock have no preemptive rights.  There are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form S-1 filed with the SEC on February 14, 2013)
3.2	Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Form 8-K filed with the SEC on October 30, 2013)
3.3	Bylaws
10.1	Stock Purchase Agreement dated February 7, 2013 between the Company and investors (incorporated by reference to Exhibit 10.1 to the Form S-1 filed with the SEC on February 14, 2013)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 22, 2014

JISHANYE, INC.

By: /s/ Hsin-Lung Lin
Hsin-Lung Lin
Chief Executive Officer
(Principal Executive Officer)